Exhibit 99.1

Adaptimmune Reports Q3 Financial Results and Business Update

- Data from Phase 1 Trial with ADP-A2AFP in liver cancer presented at ILC confirm safety profile and demonstrate potential benefit for patients -

- Safety and response data from dose escalation cohorts of the SURPASS trial to be presented at SITC -

- Durability of response data from patients with synovial sarcoma from the Phase 1 ADP-A2M4 trial to be presented at CTOS -

- Virtual Investor Day planned for November 20, 2020 -

- Financial guidance confirmed: funded into 2022 -

- Conference call to be held today at 8:00 a.m. EST (1:00 p.m. GMT) -

PHILADELPHIA, PA., and OXFORDSHIRE, U.K., November 5, 2020 (GLOBE NEWSWIRE) -- Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in cell therapy to treat cancer, today reported financial results and provided a business update for the third quarter ended September 30, 2020.

“Later this month, we will present data at SITC and CTOS. Data to be presented at SITC from the dose escalation cohorts of our SURPASS trial confirm that ADP-A2M4CD8 is a highly active agent across a range of tumors. At CTOS, we will present data regarding the durability of responses in synovial sarcoma, which support our ambition to market ADP-A2M4 in 2022. And finally, at our Investor Day, I will lay out our broader strategy including the opportunity we see for our late-stage pipeline,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “Recruitment into our clinical trials has been steadily recovering following the first wave of COVID-19 and projected patient numbers currently look good for the remainder of this year and into 2021.”

Planned milestones Q4 2020

•	Four posters to be presented at the virtual SITC meeting (November 9-14)

o	Poster entitled “Initial safety, efficacy, and product attributes from the SURPASS trial with ADP-A2M4CD8, a SPEAR T-cell therapy incorporating an affinity optimized TCR targeting MAGE-A4 and a CD8α co-receptor” with an update on the dose escalation cohorts (6 patients in total)

o	Poster entitled “Inhibition of AKT signaling during expansion of TCR-Engineered T-Cells from patient leukocyte material generates SPEAR T-Cells with enhanced functional potential in vitro” with data indicating that AKT inhibition during manufacture of SPEAR T-cells results in a more consistent expansion and phenotype of the final product

o	Two posters about the previously terminated ADP-A2M10 Phase 1 program: one for the lung cancer trial, and one for the triple tumor trial in melanoma, urothelial, and head & neck cancers

•	Durability of response data from patients with synovial sarcoma from the ADP-A2M4 Phase 1 trial to be presented in an oral presentation at the virtual CTOS conference (“Immunotherapy in Sarcoma” session on November 19, 2020 from 9 a.m. to 10 a.m. EST)

•	Investor Day to be held on November 20, 2020

CLINICAL UPDATES

•	As the management of COVID-19 at clinical sites continues to evolve, there has been an increase in recruitment and enrollment during the latter part of Q3 and into Q4 for all ongoing clinical trials

•	SPEARHEAD-1 is recruiting well and remains on target to complete enrollment in the first half of 2021

•	On track to start a Phase 2 trial with ADP-A2M4CD8 in gastroesophageal cancers (gastric, esophageal, and esophagogastric junction) in the first half of 2021

•	Data update from the Phase 1 ADP-A2AFP trial presented in an oral presentation and poster, at the International Liver Congress, confirmed safety profile and demonstrated potential benefit for patients with hepatocellular carcinoma. Four patients were treated with ~5 billion or more transduced cells with best responses of one complete response, one patient with stable disease, and two patients with progressive disease.

•	Presented SPEARHEAD-2 trial-in-progress poster at ESMO summarizing design for this first combination clinical trial with ADP-A2M4 and pembrolizumab

Financial Results for the three and nine month periods ended September 30, 2020

•	Cash / liquidity position: As of September 30, 2020, Adaptimmune had cash and cash equivalents of $78.5 million and Total Liquidity[1] of $399.9 million.

•	Revenue: Revenue for the three and nine months ended September 30, 2020 was $1.2 million and $2.5 million, respectively, compared to $0.2 million and $0.4 million for the same periods in 2019. Revenue increased due to the commencement of development activity under the Astellas Collaboration Agreement and increased development activity under the GSK Collaboration and License Agreement.

•	Research and development (R&D) expenses: R&D expenses for the three and nine months ended September 30, 2020 were $24.1 million and $65.8 million, respectively, compared to $29.6 million and $77.1 million for the same periods in 2019. R&D expenses were higher in the three and nine months ended September 30, 2019 due to recognition of accrued purchase commitment expenses related to the supply of the Dynabeads® CD3/CD28 technology of $5.0 million and in-process research and development as a result of entering into a collaboration agreement with Noile-Immune Biotech, Inc. in August 2019. The nine-month period ended September 30, 2019 also included $2.0 million of in-process research and development as a result of entering into a collaboration agreement with Alpine Immune Sciences, Inc. in May 2019.

•	General and administrative (G&A) expenses: G&A expenses for the three and nine months ended September 30, 2020 were $13.0 million and $32.6 million, respectively, compared to $10.7 million and $32.7 million for the same periods in 2019. The increase in the three months ended September 30, 2020 was primarily driven by an increase in professional fees, investment in our IT systems, and costs associated with the buildout of our commercial capabilities.

•	Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three and nine months ended September 30, 2020 was $35.4 million and $93.5 million, respectively, and $(0.04) and $(0.11) per ordinary share, respectively, compared to $39.3 million and $107.8 million and $(0.06) and $(0.17) per ordinary share for the same periods in 2019.

Financial guidance

The Company believes that its existing cash, cash equivalents and marketable securities will fund the Company’s current operations into 2022, as further detailed in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, to be filed with the Securities and Exchange Commission following this earnings release.

Conference Call and Webcast Information

The Company will host a live teleconference at 8:00 a.m. EST (1:00 p.m. GMT) today, November 5, 2020. The live webcast of the conference call will be available in the investor section of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address. To participate in the live conference call, please dial (833) 652-5917 (U.S. or Canada) or +1 (430) 775-1624 (International). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (6183339).

1 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for people with cancer. The Company’s unique SPEAR® (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the SEC on August 6, 2020, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity (a non-GAAP financial measure) is the total of cash and cash equivalents and marketable securities. Each of these components appears separately in the condensed consolidated balance sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the condensed consolidated financial statements, which reconciles to Total Liquidity as follows (in millions):

	September 30,	December 31,
	2020	2019
Cash and cash equivalents	$78.5	50.4
Marketable securities – available-for-sale debt securities	321.4	39.1
Total Liquidity	$399.9	89.5

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenue	$1,193	$237	$2,456	$394
Operating expenses
Research and development (including losses accrued on firm purchase commitments of $0, $5,000, $0 and $5,000)	(24,067)	(29,617)	(65,791)	(77,147)
General and administrative	(13,001)	(10,741)	(32,557)	(32,662)
Total operating expenses	(37,068)	(40,358)	(98,348)	(109,809)
Operating loss	(35,875)	(40,121)	(95,892)	(109,415)
Interest income	2,147	615	4,024	2,324
Other (expense) income, net	(1,689)	291	(1,501)	(556)
Loss before income taxes	(35,417)	(39,215)	(93,369)	(107,647)
Income taxes	(15)	(87)	(110)	(154)
Net loss attributable to ordinary shareholders	$(35,432)	$(39,302)	$(93,479)	$(107,801)

Net loss per ordinary share
Basic and diluted	$(0.04)	$(0.06)	$(0.11)	$(0.17)

Weighted average shares outstanding:
Basic and diluted	928,022,057	630,866,800	829,973,177	629,403,293

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	September 30,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$78,466	$50,412
Marketable securities - available-for-sale debt securities	321,442	39,130
Other current assets and prepaid expenses (including current portion of clinical materials)	26,825	30,947
Total current assets	426,733	120,489

Restricted cash	4,441	4,496
Clinical materials	160	2,503
Operating lease right-of-use assets, net of accumulated amortization	18,775	20,789
Property, plant and equipment, net of accumulated depreciation of $28,503 (2019: $23,649)	26,943	31,068
Intangibles, net of accumulated amortization	1,970	2,198
Total assets	$479,022	$181,543

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,030	$6,357
Operating lease liabilities, current	2,619	2,493
Accrued expenses and other accrued liabilities	24,615	23,363
Deferred revenue, current	3,635	2,128
Total current liabilities	34,899	34,341

Operating lease liabilities, non-current	21,090	22,966
Deferred revenue, non-current	46,212	—
Other liabilities, non-current	615	598
Total liabilities	102,816	57,905

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 1,038,249,630 authorized and 928,525,410 issued and outstanding (2019: 785,857,300 authorized and 631,003,568 issued and outstanding)	1,325	943
Additional paid in capital	932,518	585,623
Accumulated other comprehensive loss	(8,494)	(7,264)
Accumulated deficit	(549,143)	(455,664)
Total stockholders' equity	376,206	123,638

Total liabilities and stockholders’ equity	$479,022	$181,543

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Nine months ended
	September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(93,479)	$(107,801)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,151	5,406
Amortization	718	511
Share-based compensation expense	7,352	8,495
Unrealized foreign exchange (gains) losses	(1,102)	522
Other	2,817	(208)
Changes in operating assets and liabilities:
Decrease (increase) in receivables and other operating assets	3,345	(20,075)
Decrease in non-current operating assets	2,291	1,468
(Decrease) increase in payables and other current liabilities	(117)	8,879
Increase in deferred revenue	48,649	2,824
Net cash used in operating activities	(24,375)	(99,979)

Cash flows from investing activities
Acquisition of property, plant and equipment	(1,174)	(1,425)
Acquisition of intangibles	(496)	(1,036)
Maturity or redemption of marketable securities	78,915	92,803
Investment in marketable securities	(363,777)	(19,080)
Net cash (used in) provided by investing activities	(286,532)	71,262

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	334,388	—
Proceeds from exercise of stock options	5,541	366
Net cash provided by financing activities	339,929	366

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(1,023)	(398)
Net increase (decrease) in cash, cash equivalents and restricted cash	27,999	(28,749)
Cash, cash equivalents and restricted cash at start of period	54,908	72,476
Cash, cash equivalents and restricted cash at end of period	$82,907	$43,727

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com